Exhibit 4.4

SHARE CERTIFICATE

OF

HOTEL101 GLOBAL HOLDINGS CORP.

INCORPORATED IN THE CAYMAN ISLANDS

Authorised Capital: US$50,000.00 divided into [*] Class A ordinary shares of par value of US$[*] each,

and [*] ordinary shares of par value of US$[*] each (however designated).

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON / CORPORATION IS THE REGISTERED HOLDER OF THE CLASS A ORDINARY SHARE(S) SPECIFIED HEREUNDER SUBJECT TO THE LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY

NAME AND ADDRESS	NO. OF CLASS A SHARE(S)	CERTIFICATE NUMBER	DATE OF ISSUE

EXECUTED AS A DEED BY THE COMPANY ON THE DATE STATED ABOVE

Director

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE